Filed Pursuant to Rule 433
Registration No. 333-143744
Final Term Sheet
April 1, 2008
VERIZON COMMUNICATIONS INC.
$1,250,000,000 5.250% Notes due 2013
$1,500,000,000 6.100% Notes due 2018
$1,250,000,000 6.900% Notes due 2038

Issuer:	Verizon Communications Inc.

Title of Securities:	5.250% Notes due 2013 (the “Notes due 2013”)
6.100% Notes due 2018 (the “Notes due 2018”)
6.900% Notes due 2038 (the “Notes due 2038”)

Trade Date:	April 1, 2008

Settlement Date (T+3):	April 4, 2008

Maturity Date:	Notes due 2013: April 15, 2013
Notes due 2018: April 15, 2018
Notes due 2038: April 15, 2038

Aggregate Principal Amount Offered:	Notes due 2013: $1,250,000,000
Notes due 2018: $1,500,000,000
Notes due 2038: $1,250,000,000

Price to Public (Issue Price):	Notes due 2013: 99.579% plus accrued interest, if any, from April 4, 2008
Notes due 2018: 99.479% plus accrued interest, if any, from April 4, 2008
Notes due 2038: 98.724% plus accrued interest, if any, from April 4, 2008

Gross Spread:	Notes due 2013: .350%
Notes due 2018: .450%
Notes due 2038: .750%

Price to Verizon:	Notes due 2013: 99.229%
Notes due 2018: 99.029%
Notes due 2038: 97.974%

Interest Rate:	Notes due 2013: 5.250% per annum
Notes due 2018: 6.100% per annum
Notes due 2038: 6.900% per annum

Interest Payment Dates:	Semi-annually on each April 15 and October 15, commencing October 15, 2008.

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000.

Optional Redemption:	Notes due 2013: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 40 basis points.
Notes due 2018: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 40 basis points.
Notes due 2038: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 40 basis points.

Joint Bookrunners:	Notes due 2013 and Notes due 2018: Banc of America Securities LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated

Notes due 2038: Banc of America Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC

Allocation:

	Notes Due 2013	Notes Due 2018	Notes Due 2038

Banc of America Securities LLC	$287,500,000	$345,000,000	$287,500,000

Barclays Capital Inc.	37,500,000	45,000,000	287,500,000

Credit Suisse Securities (USA) LLC	37,500,000	45,000,000	287,500,000

Lehman Brothers Inc.	287,500,000	345,000,000	37,500,000

Morgan Stanley & Co. Incorporated	287,500,000	345,000,000	37,500,000

Citigroup Global Markets Inc.	37,500,000	45,000,000	37,500,000

Goldman, Sachs & Co.	37,500,000	45,000,000	37,500,000

Greenwich Capital Markets, Inc.	37,500,000	45,000,000	37,500,000

J.P. Morgan Securities Inc.	37,500,000	45,000,000	37,500,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	37,500,000	45,000,000	37,500,000

Wachovia Capital Markets, LLC	37,500,000	45,000,000	37,500,000

UBS Securities LLC	37,500,000	45,000,000	37,500,000

Guzman & Company	0	0	12,500,000

Loop Capital Markets, LLC	12,500,000	15,000,000	0

Mitsubishi UFJ Securities International plc	12,500,000	15,000,000	12,500,000

Muriel Siebert & Co., Inc.	12,500,000	15,000,000	0

RBC Capital Markets Corporation	12,500,000	15,000,000	12,500,000

The Williams Capital Group, L.P.	0	0	12,500,000

	$1,250,000,000	$1,500,000,000	$1,250,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated April 1, 2008; Prospectus dated February 7, 2008.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1 (800) 294-1322, Barclays Capital Inc. toll-free at 1 (800) 227-2275, Ext. 2663, Credit Suisse Securities (USA) LLC toll-free at 1 (800) 221-1037, Lehman Brothers Inc. toll-free at 1 (888) 603-5847 or Morgan Stanley & Co. Incorporated toll-free at 1 (866) 718-1649.
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